Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

MGO Global Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)(5)
Fees to be Paid	Equity	Common Stock, $0.00001 par value per share	457(o)	–	–	$1,000,000	0.00015310	$153.1
	Other	Pre-funded Warrants to purchase Common Stock(3)	457(g)	–	–	–	–	–
	Equity	Common Stock underlying Pre-funded Warrants(2)(4)	457(o)	–	–	–	–	–
	Other	Warrants to purchase Common Stock(3)	457(g)	–	–		–	–
	Equity	Common Stock underlying Warrants(2)	457(o)	–	–	$1,500,000	0.00015310	$229.65

Carry Forward Securities	–	–	–	–	–	–	–	–

	Total Offering Amounts					$2,500,000	0.00015310	$382.75

	Total Fee Offsets

	Fees Previously Paid							0

	Net Fee Due							$382.75

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Represents only the additional number of securities being registered. This does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-282517) (the “Prior Registration Statement”).

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(4)	The registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will be equal to the price per share at which shares are being sold to the public in this offering, minus $0.00001, which constitutes the pre-funded portion of the exercise price of the pre-funded warrants, and the remaining unpaid exercise price of the pre-funded warrants will equal $0.00001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the shares to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering.

(5)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities for sale by the Company with an aggregate offering price not to exceed $5,000,000 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on December 20, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $1,000,000 are hereby registered.